EXHIBIT 1.1

ACTIVE 247372163

PROMISSORY NOTE

$14,000,000.00September 17, 2019

FOR VALUE RECEIVED, Presidio Property Trust, Inc., a Maryland corporation (the “Borrower”), hereby promises to pay on the Maturity Date (as defined herein) to the order of Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (and/or its successors and permitted assigns, collectively the “Lender”), in lawful money of the United States of America, the principal sum of FOURTEEN MILLION DOLLARS ($14,000,000.00), with interest on the unpaid principal balance at the Interest Rate (as defined below), all in accordance with the terms and provisions below.

RECITALS

WHEREAS, this Promissory Note (as amended, restated, supplemented or otherwise modified from time to time, collectively the “Note”) has been executed and delivered by the Borrower to the Lender in order to induce the Lender to loan the Borrower $14,000,000.00 on the date hereof (such loan, the “Loan”); and

WHEREAS, for good and valuable consideration, the Borrower and the Lender hereby agree as follows:

AGREEMENTS

NOW, THEREFORE, for and in consideration of the promises and covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions. As used in this Note, the following terms have the meanings specified below:

“Agreement” means, the Agreement dated as of September 17, 2019, between the Borrower and the Lender.

“Applicable Rate” means 8.00% per annum.

“Asset Disposition” means the sale, disposition, conveyance or other transfer for value by any party hereto to any Person of any real property (except for model homes owned by Model Home Subsidiaries) of such party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any party hereto) condemnation, confiscation, requisition, seizure or taking thereof).

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of each of the three most recent fiscal years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, cash flows and stockholders’ equity of the Borrower and its Subsidiaries for each of the three most recent fiscal years ended at least 90 days prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York.

“Change in Control” means an event or series of events by which (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) shall own directly or indirectly, beneficially or of record, shares representing more than 49% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding equity interests of the Borrower on a fully diluted basis, (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of the Borrower shall at any time be occupied by persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of the Borrower nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed or (c) the Borrower shall fail to own, directly or indirectly, free and clear of all liens or other encumbrances, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity interests of each of its Subsidiaries (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) other than the Model Home Subsidiaries except where such failure is as a result of a transaction permitted by the Note Documents.

“Closing Date” means the date on which all conditions precedent set forth in Section 8 have been satisfied or waived by the Lender.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar laws of the United States of America or other applicable jurisdictions from time to time in effect.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.

“Governmental Approval” means any license, permit or certificate of public convenience and necessity issued or required to be issued to the Borrower or any of its Subsidiaries by any Governmental Authority.

“Governmental Authority” means any United States federal, state, local or other political subdivision thereof and any United States or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person under sale and leaseback transactions.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, liabilities, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the condition that results when the legality, validity or enforceability of any Note Document is affected in a manner that is material and adverse to the Lender, (c) the condition that results when the ability of the Borrower to perform any of its obligations under any Note Document is affected in a manner that is material and adverse to the Lender, or (d) the condition that results when the rights of or benefits available to the Lender under any Note Document is affected in a manner that is material and adverse.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Model Home Subsidiaries” means Dubose Model Home Investors #202 LP, Dubose Model Home Investors #203 LP, Dubose Model Home Investors #204 LP, Dubose Model Home Investors #205 LP, NetREIT Dubose Model Home REIT, Inc., NetREIT Dubose Model Home REIT, LP, NetREIT Model Homes, Inc., Dubose Advisors, LLC, NetREIT Advisors, LLC, and any other similar Borrower subsidiaries and related entities primarily formed for the purpose of purchasing, leasing, selling, managing and/or investing in single-family model home properties.

“Mortgage Loan” means each existing mortgage loan secured by the Properties.

“Net Cash Proceeds” means, with respect to any Asset Disposition by any party hereto or Subsidiary thereof (other than Model Home Subsidiaries), the net proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any party hereto (including, without limitation, as the owner or beneficial owner of a Subsidiary) pursuant to such Asset Disposition due to the seller net of all escrow deductions; provided that the Borrower’s determination of net proceeds is reasonable.

“Note Documents” means this Note, the Agreement and all documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof.

“Note Obligations” means the payment and performance of the Loan and all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower under or pursuant to each of the Note Documents or otherwise with respect to any Loan and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against the Borrower or any affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Permitted Short Term Borrowings” shall mean, solely to the extent on a pro forma basis, that the aggregate ITV Ratio (as defined in the Agreement) as determined by the Lender in its reasonable discretion is less than 0.75:1.00, borrowings under a debt or similar facility in an amount not to exceed $15,000,000 in the aggregate and otherwise subject to market terms and conditions, such debt or similar facility to be used solely for the acquisition of additional properties in accordance with the provisions of the Note Documents and the Mortgage Loans, such debt or similar facility to be replaced within ninety (90) days of the closing of the acquisition transaction with respect to the applicable property or properties.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Property” means each property acquired pursuant to the terms and conditions of this Note.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Transaction” means the initial extension of credit hereunder.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of operations, comprehensive income, changes in equity and cash flows of the

Borrower and its Subsidiaries, covering any of the first three fiscal quarters that have ended after the most recent fiscal year covered by the Audited Financial Statements and at least forty five (45) days before the Closing Date.

2.The Loan.

(a)Subject to the satisfaction of the conditions set forth in Section 6, the Lender will make the Loan to the Borrower on the date of this Note.

(b)Interest on the outstanding principal balance of Loan shall accrue at a rate (the “Interest Rate”) equal to the Applicable Rate plus (ii) if an Event of Default has occurred, four percent (4.0%) per annum (the “Default Rate”), which default rate shall accrue on and after the date of such Event of Default (and shall continue to accrue until such Event of Default shall have been waived in writing by the Lender or cured by the Borrower).  Any other unpaid amounts due and payable hereunder shall also accrue interest at a rate equal to the Applicable Rate plus, if applicable, the Default Rate.

(c)All accrued and unpaid interest on the Loan and on other amounts payable hereunder shall be paid in arrears by the Borrower to the Lender on (i) the last Business Day of each month (such date a “Payment Date”), and (ii) the Maturity Date.

3.Maturity.  The Borrower shall repay to the Lender the entire remaining principal amount of the Note Obligations including, without limitation, the Loan plus all unpaid accrued interest and all other amounts owing by the Borrower hereunder in cash on the earliest of the following dates (such earliest date, the “Maturity Date”): (i) October 1, 2020 or March 31, 2021 if extended pursuant to clause 4 below; and (ii) the acceleration of the Loan in accordance with the terms hereof.

4.Extension.  The Borrower may extend the Maturity Date one time for a period of six (6) months upon satisfaction of the following terms and conditions: (i) delivery by the Borrower of a written notice to the Lender (an “Extension Notice”) on a date that is on or between June 1, 2020 and September 1, 2020, which Extension Notice shall include a certification dated as of the date of such Extension Notice signed by a duly authorized signatory of the Borrower, stating, to the best of the certifying party’s knowledge, (x) all representations and warranties contained in this Note and in each of the other Note Documents, as applicable, are true and correct on and as of the date of such Extension Notice (except in those cases where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited under the Note Documents), and (y) no Event of Default has occurred and is continuing; and (ii) the Borrower shall pay to Lender on or before October 1, 2020, a fee equal to 4.00% of the outstanding principal amount of the Loan on the date such Extension Notice is delivered. The Borrower’s delivery of each Extension Notice shall be irrevocable.

5.Prepayments.

(a)Voluntary Prepayments.  The Borrower may from time to time voluntarily prepay the Loan in whole or in part; provided that the Borrower shall give Lender notice of any such prepayment not later than 10:00 A.M. New York time, on the day of such prepayment (which must be a Business Day), specifying the amount of such prepayment.  All prepayments under this Section 5 shall be accompanied by payment of (a) all accrued interest on the Loan (or portion thereof) being prepaid, and (b) if such voluntary prepayment is made before the Payment Date occurring on December 31, 2019, a fee equal to a make-whole amount calculated by (i) (A) the number of days from the date the voluntary prepayment is effected to and including December 31, 2019,multiplied by (B) the Interest Rate, multiplied by (C) the amount of such prepayment, divided by (ii) 360 (such fee, the “Optional Redemption Fee”).

(b)Mandatory Prepayments.  The Borrower shall make a prepayment of the Loan until paid in full upon the occurrence of any and within five (5) Business Days of the receipt by the Borrower of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 80% of such Net Cash Proceeds, such prepayment made pursuant to this Section 5(b) shall not incur any Optional Redemption Fee.

(c)Manner and Application of Prepayments.  All prepayments of the Loan under Section 5 shall be accompanied by payment of (i) all accrued interest on the Loan (or portion thereof) being prepaid, and (ii) any Optional Redemption Fee due with respect to the Loan (or portion thereof) being prepaid pursuant to Section 5(a).

6.Refinancing. In the event that the Borrower or its affiliates intends to incur Indebtedness for borrowed money (such indebtedness, “Refinancing Indebtedness”) or issue equity interests or otherwise receive a capital contribution (such equity issuance capital contribution, “Refinancing Equity”), in each case the proceeds of which are used to refinance in whole or in part the Loan with any person other than the Lender (an “Other Refinancing Source”), then the Borrower shall provide written notice (“Other Refinancing Notice”) thereof to the Lender at least 10 Business Days prior to the proposed consummation date for such Refinancing Indebtedness or Refinancing Equity, which notice shall include the aggregate principal amount of such contemplated Refinancing Indebtedness or Refinancing Equity, the proposed terms and conditions (the “Proposed Terms”) of the contemplated Refinancing Indebtedness or Refinancing Equity and the contemplated funding or issuing date and consummation date for such Refinancing Indebtedness or Refinancing Equity.  Such notice shall constitute a request by the Borrower to the Lender that the Lender provide such Refinancing Indebtedness or Refinancing Equity.  The Lender shall have the right, but not the obligation, to provide written notice (the “Exercise Notice”) to the Borrower that that the Lender shall offer to act as the financing source for such Refinancing Indebtedness or investing source for such Refinancing Equity together with a commitment letter to the Borrower in respect of such Refinancing Indebtedness or Refinancing Equity on terms which are substantially the same as or no less favorable than the relevant Proposed Terms (subject to the satisfaction of customary conditions, including the execution and delivery of customary loan documentation or equity documentation).  If the Lender delivers such Exercise Notice on or prior to 10 Business Days (the “Exercise Deadline Date”) after the Lender’s receipt of the Other Refinancing Notice, neither the Borrower nor any of its affiliates shall accept any offer by any Other Refinancing Source with respect to, or enter into such Refinancing Indebtedness or Refinancing Equity with any person other than the Lender, without the written consent of the Lender, unless the Lender and Borrower fail to enter into a binding agreement for Refinancing Indebtedness or Refinancing Equity within 30 days of delivery of the Exercise Notice.

7.Application of Payments.  Payments made by the Borrower pursuant to the terms of this Note shall be applied as follows:  first, to the payment of any amounts owing hereunder by the Borrower other than interest or principal on the Loan, second, to any unpaid accrued interest on the Loan, third, to the principal balance of the Loan and fourth to any other Note Obligations.  All payments made by the Borrower hereunder shall be made in immediately available U.S. Dollars, free and clear of any set-off, counterclaim or deduction for any reason whatsoever.  If any payment of principal or interest under this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day.  All payments to be made by or on behalf of the Borrower with respect to this Note shall be made without set-off, counterclaim or other defense.

8.Conditions Precedent.  The obligation of the Lender to make the Loan is subject to the following conditions precedent, each of which shall be satisfactory in all respects to the Lender:

(a)a signature page to this Note duly executed by the Borrower;

(b)receipt of a written opinion of the Borrower’s counsel in form and substance acceptable to the Lender;

(c)the Borrower’s (i) charter (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation), (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Borrower’s execution, delivery and performance of the Note Documents to which it is party and the Transaction, and (v) signature and incumbency certificates of its officers executing any of the Note Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification;

(d)a certificate by the chief financial officer of the Borrower certifying, that before and after giving effect to the Transaction on the Closing Date, (i) the Borrower and each subsidiary thereof is each solvent; (ii) all representations and warranties of the Borrower under the Note Documents shall to be true in all respects; (iii) no Event of Default has occurred and is continuing;

(e)copies of uniform commercial code search reports listing all effective financing statements filed against the Borrower, with copies of such financing statements;

(f)the Lender shall have received financial statements of the Borrower;

(g)all governmental and third party approvals necessary or, in the discretion of the Lender, advisable in connection with the Transaction and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect; and

(h)the Lender shall have determined that there has been no material adverse change of the financial condition of the Borrower and its Subsidiaries, taken as a whole.

9.Representations and Warranties.  The Borrower represents and warrants to the Lender on the date hereof that:

(a)The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full legal power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)The Borrower has all necessary legal power to enter into, and has taken all necessary corporate action to authorize the execution, delivery and performance of, this Note and all of the other Note Documents.

(c)This Note has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether applied in a proceeding in equity or at law).

(d)The execution or delivery of this Note, the performance of or compliance with the terms and conditions hereof or thereof or the consummation of the Transaction (i) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except such as have been obtained or made and are in full force and effect, (ii) do not contravene any applicable law or any governmental approvals applicable to the Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or the assets of the Borrower, or give rise to a right thereunder to require any payment to be made by the Borrower, (iv) do not constitute a default under or result in the violation of the provisions of any organizational document of the Borrower or (v) will not result in the creation or imposition of any lien on any asset of the Borrower.

(e)The Borrower is not and, after giving effect to the Transaction, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(f)After giving effect to the Transaction, the assets of the Borrower and its Subsidiaries, taken on a consolidated basis, will exceed its debts and the Borrower and its Subsidiaries, on a consolidated basis, will not have or will have incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature.  The Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Borrower.

(g)The Borrower is in compliance with all applicable laws and governmental approvals, except where non-compliance would not reasonably be expected to result in a Material Adverse Effect on the business or operations of the Borrower.

(h)The Audited Financial Statements and the Unaudited Financial Statements, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments, and to Borrower’s historical accounting practices with respect to its calculation of funds from operations (“FFO”), modified FFO and adjusted modified FFO) and present fairly in all material respects the consolidated financial condition of such persons as at such dates and the results of their operations for the periods then ended.

(i)Since June 30, 2019, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Borrower.

(j)The Borrower and, to the knowledge of the Borrower, each other party to the Note Documents, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Note Documents and the consummation of transactions contemplated thereby.

10.Covenants.

(a)Incurrence of Indebtedness.  So long as this Note is outstanding, the Borrower shall not, directly or indirectly, incur, create, assume, prepay or otherwise become liable for any Indebtedness, other than (i) the Indebtedness evidenced by this Note, (ii) mortgage loans secured by to be acquired Properties which shall not contain any non-market terms or conditions, (iii) non material debt incurred in the ordinary course of business, consistent with past practice, (iv) in the case of each Property owner only, trade payables in the ordinary course, (v) debt incurred to refinance the Mortgage Loans as otherwise permitted under the Agreement, (vi) guarantee Indebtedness of Model Home Subsidiaries; provided that the balance of guarantee Indebtedness of Model Home Subsidiaries shall not increase by more than (A) $10,000,000 plus (B) any principal amount paid during the term of this Note and (vii) Permitted Short Term Borrowings.

(b)Restricted Payments.  The Borrower shall not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness described in clauses (ii) through (vii) of Section 10(a), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an Event of Default has occurred and is continuing or would result therefrom. For as long as the Loan is outstanding, the Borrower shall not pay any common stock dividend greater than $0.06 per share, per fiscal quarter (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock of the Borrower (the “Permitted Dividends”).

(c)Fundamental Changes and Dispositions.  Without the prior written consent of the Lender, the Borrower shall not (i) enter into any merger or consolidation (other than any merger or consolidation solely involving one or more affiliates of the Borrower in which the surviving Person is the Borrower), or liquidate, wind up or dissolve itself, or (ii) dispose of any material amount of its property, except for (A) dispositions of obsolete or worn out property in the ordinary course of business, (B) dispositions of inventory in the ordinary course of business, and (C) the sale or issuance of the capital stock of any Subsidiary of the Borrower to the Borrower or any of its affiliates or in connection with any transaction that does not result in a Change in Control in respect of the Borrower.

(d)Post-Closing Obligations.  The Borrower will redeem 100% of its outstanding Series B Preferred Stock within two (2) Business Days of the later of (i) the execution of this Note and (ii) the receipt of the Loan proceeds.

11.Events of Default.  If any one or more of the following events shall occur, it shall be an “Event of Default” under this Note:

(a)the Borrower fails to make any payment of principal, interest or any other amount payable under this Note within three (3) Business Days after being due, whether at maturity or by acceleration or otherwise;

(b)the Borrower shall fail to pay any principal of any Indebtedness owed by the Borrower (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; any other event occurs or condition exists under any agreement or instrument relating to any such Indebtedness and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness is declared to be due and payable or is required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled required prepayment, redemption, purchase or defeasance), or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case before the stated maturity thereof;

(c)any representation or warranty of the Borrower in Section 9 is materially false or misleading at any time;

(d)any default occurs under the Agreement or the Borrower fails to observe or perform shall fail to observe or perform any covenant, condition or agreement contained in the Agreement or any other Note Document and such default or failure shall continue for a period of thirty (30) days after the earlier of (i) the Lender’s delivery of written notice thereof to the Borrower and (ii) the Borrower having obtained knowledge therefor;

(e)any Note Document ceases to be in full force and effect, or the Borrower contests in any manner the validity, binding nature, or enforceability of any Note Document;

(f)any court, government or governmental agency shall condemn, seize or take control of, all or any material portion of the real property of any of the Borrower or its Subsidiaries;

(g)a judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) in excess of $500,000 shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof;

(h)a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency, receivership law or other liquidation proceedings (collectively, “Bankruptcy Law”) is filed by or against the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiary takes any action to authorize any of the foregoing matters, and in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries (but not instituted the Borrower or any of its Subsidiaries), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee or other similar official for the Borrower or any of its Subsidiaries or any substantial part of its property) shall be granted or shall occur; the institution of any bankruptcy, reorganization, arrangement, insolvency or other liquidation proceedings by or against the Borrower or any of its Subsidiaries;

(i)any Change in Control; or

(j)any of the Governmental Approvals or any other consent or approval necessary for the continuing operation of the Borrower or any of its Subsidiaries shall cease to be in full force and effect.

12.Rights Upon an Event of Default.

(a)Upon the occurrence of an Event of Default, (x) except in the case of the events described in paragraph (i) above, the Lender may, by written notice to the Borrower, accelerate the maturity of this Note whereupon the entire amount of principal, together with all accrued and unpaid interest and fees thereon and all other obligations of the Borrower hereunder, shall become due and payable immediately and (y) with respect to an Event of Default described in paragraph (i) above, this Note, and all such principal, interest, fees and other obligations of the Borrower hereunder shall automatically become due and payable without presentment, demand, notice of nonperformance, protest, notice of protest or notice of dishonor, all of which are expressly waived by the Borrower.  In addition to the foregoing, the Lender may exercise all or any other remedies available at law or equity.

(b)Demand, presentment, protest and notices of nonpayment, protest, dishonor and acceptance are hereby waived by the Borrower to the extent not prohibited by applicable law.  To the extent not prohibited by applicable law, the Borrower also waives the benefit of all valuation, appraisal and exemption laws and the posting of any bond required of the Lender in connection with any judicial process to enforce any judgment or other court order entered in favor of the Lender or to enforce by specific performance, temporary restraining order, or preliminary or permanent injunction, in respect of this Note.

(c)In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by the Borrower to or for the credit or for the account of the Borrower against and on account of any of the Borrower’s obligations hereunder then due.  The Borrower hereby agrees that the foregoing provisions are intended to be construed so as to satisfy the requirements of Section 553 of the Federal Bankruptcy Code or amendments thereto (including any requirement of mutuality of obligations therein).

13.Power of Attorney.  The Borrower irrevocably appoint the Lender as its attorney-in-fact for the purpose of executing on behalf of the Borrower, whenever an Event of Default exists, documents related to the enforcement of the Lender’s rights and remedies under this Note.  This power of attorney is a right coupled with an interest and will be irrevocable for as long as any of the obligations under this Note remain outstanding.

14.Indemnification.  The Borrower hereby agrees to indemnify and agrees to protect, defend and hold harmless the Lender, its affiliates and their respective officers, employees, agents and directors (each an “Indemnified Party”) against (and will reimburse each Indemnified Party as the same are incurred for) any and all losses, claims, damages, costs, reasonable expenses (including the reasonable and documented fees, time charges and out-of-pocket expenses of attorneys for the Indemnified Parties, which attorneys may be employees of the Indemnified Parties) or liabilities of every kind whatsoever (collectively, the “Indemnified Obligations”) to which each of the Indemnified Parties may become subject in connection in any way with the Transaction, including, without limitation, reasonable expenses incurred in connection with investigating or defending against any liability or action (whether or not such Indemnified Party is a party thereto), except that the Borrower shall not be liable for any Indemnified Obligations of any Indemnified Party to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen from such Indemnified Party's gross negligence or willful misconduct.  No party hereto shall be liable under this Note or in respect of any act, omission or event relating to the transaction contemplated hereby or thereby, on any theory of liability, for any special, indirect, consequential or punitive damages; provided that nothing contained in this sentence shall limit the Borrower’s indemnity obligations to the extent set forth in this paragraph.

15.Set-Off.  At any time and from time to time following the occurrence and during the continuance of an Event of Default, the Lender or any affiliate may, without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Lender or such affiliate to or for the credit of the Borrower against any or all of the Borrower’s obligations under this Note.

16.Further Assurances.  The Borrower shall execute and deliver, or cause to be executed and delivered, such further documents and instruments, in form and substance reasonably satisfactory to the Lender, that are necessary, to perfect, maintain, and receive this Note, at such time or times as the Lender shall reasonably request.

17.Costs and Expenses.  The Borrower shall pay all reasonable out-of-pocket costs, fees and expenses, including, without limitation, any and all court or collection costs and reasonable attorneys’ fees whether any suit is filed (i) in connection with the preparation of the Note Documents in an amount up to $175,000.00, (ii) in enforcing this Note and/or any agreement executed in connection herewith, (iii) in collecting amounts due under this Note, or (iv) in preserving any of its rights under this Note or any other related document.

18.Waiver; Extensions.  The Borrower waives presentment, demand, protest, notice of protest and notice of dishonor, waives all exemptions, whether homestead or otherwise, as to the obligations evidenced by this Note and all other exemptions provided the Borrower.  To the extent permitted by applicable law, the Borrower further waives all rights and benefits of any moratorium, reinstatement, forbearance, valuation, stay, extension, redemption and appraisement now provided or which may hereafter be provided by law, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the Indebtedness evidenced hereby.  Except as otherwise provided herein, the Lender shall not be deemed to have waived any of the Lender’s rights or remedies hereunder unless such waiver is express and in writing, and no delay or omission by the Lender in exercising, or failure by the Lender on any one or more occasions to exercise, any of the Lender’s rights hereunder or at law or in equity (including, without limitation, the right of acceleration hereunder) shall be construed as a novation of this Note or shall operate as a waiver or prevent the subsequent exercise of any or all of such rights.  Acceptance by the Lender of all or any portion of any sum payable hereunder whether before, on or after the due date of such payment shall not be a waiver of the Lender’s right either to require prompt payment when due of all other sums payable hereunder or to exercise any of the Lender’s rights, powers or remedies hereunder.  A waiver of any right on one occasion shall not be construed as a waiver of the Lender’s right to insist thereafter upon strict compliance with the terms hereof without previous notice of such intention being given to the Borrower, and no exercise of any right by the Lender shall constitute or be deemed to constitute an election of remedies by the Lender precluding the subsequent exercise by the Lender of any or all of the rights, powers and remedies available to it hereunder or at law or in equity.  The Borrower expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to, or in conflict with, the foregoing.

19.Severability and Amendments.  Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note.  No amendment, modification, termination, or waiver of any provision of this Note nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

20.Notices.  Any notice to the Borrower or the Lender shall be conclusively deemed to have been received by either party and be effective (a) on the day on which delivered personally to such party at the address set forth below (or at such other address as such party shall specify to the other party in writing), (b) if sent by registered or certified United States mail, postage prepaid, on the third Business Day on which it was mailed to such party at such address, (c) if sent by a nationally recognized courier service, on the second Business Day after the day on which it was sent to such party at such address or (d) if delivered by email or pdf prior to 5:30 p.m. (Eastern time) on the day of transmission:

i.	If to the Borrower:

Presidio Property Trust, Inc.
4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Attention: Jack Heilbron
Email: jheilbron@presidiopt.com

With a copy to:

Attention: Ann Nguyen

Email: anguyen@presidiopt.com

ii.	If to the Lender:

Polar Multi-Strategy Master Fund

c/o Polar Asset Management Partners Inc.

401 Bay Street, Suite 1900, PO Box 19

Toronto, ON M5H 2Y4

Attention: Carlo Perri; Pouya Minazad; Legal

Email: cperri@polaramp.com; pminazad@polaramp.com; legal@polaramp.com

21.Limitation on Interest.  The Borrower and the Lender intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, the provisions of this Section 21 shall govern and control over every other provision of this Note or any other Note Document which conflicts or is inconsistent with this Section 21, even if such provision declares that it controls.  As used in this Section 21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the obligations under the Note Documents.  In no event shall the Borrower or any other person be obligated to pay, or the Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States of America or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the obligations hereunder at the Highest Lawful Rate.  On each day, if any, that the interest rate (the “Stated Rate”) called for under this Note or any other Note Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Note or in any other Note Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any obligation under any Note Document is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to the Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

22.Successors and Assigns; Continuing Security Interest.  The Borrower may not assign this Note or any of its rights or obligations hereunder or thereunder without the prior written consent of the Lender.  The Lender may assign this Note and/or the Lender’s rights and obligations hereunder.

23.Counterparts.  This Note may be executed in any number of counterparts and by the different parties on separate counterparts.  Each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Note.  Receipt of an executed signature page to this Note by facsimile or other electronic transmission will constitute effective delivery thereof.  Electronic records of executed Note Documents maintained by the Lender will be deemed to be originals.

24.Entire Agreement.  This Note, together with the other Note Documents, embodies the entire agreement and understanding among the parties to this Note and supersedes all prior or contemporaneous agreements and understandings of all such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the parties hereto of (or any indemnification for) any fees, costs, or expenses payable to or incurred (or to be incurred) by or on behalf of the Lender.

25.Captions.  The captions in this Note are used for means of reference only and shall not affect in any way the interpretation or construction of this Note.

26.Governing Law; Venue.  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO

PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  ALL LEGAL ACTIONS BETWEEN OR AMONG THE PARTIES REGARDING THIS NOTE, INCLUDING, WITHOUT LIMITATION, LEGAL ACTIONS TO ENFORCE THIS NOTE OR BECAUSE OF A DISPUTE, BREACH OR DEFAULT OF THIS NOTE, SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, WHICH COURTS SHALL HAVE SOLE AND EXCLUSIVE IN PERSONAM, SUBJECT MATTER AND OTHER JURISDICTION IN CONNECTION WITH SUCH LEGAL ACTIONS.  THE PARTIES HERETO IRREVOCABLY CONSENT AND AGREE THAT VENUE IN SUCH COURTS SHALL BE CONVENIENT AND APPROPRIATE FOR ALL PURPOSES AND, TO THE EXTENT PERMITTED BY LAW, WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

27.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed as of the date first above written.

PRESIDIO PROPERTY TRUST, INC., as Borrower

By:/s/  Jack K. Heilbron
Name:Jack K. Heilbron
Title:CEO and President

POLAR MULTI-STRATEGY MASTER FUND, as Lender

By: POLAR ASSET MANAGEMENT PARTNERS INC., its investment advisor

By:/s/ Herman Gill / Ryan Hickey
Name:Herman Gill / Ryan Hickey
Title:CFO / Senior Legal Counsel

Signature Page to Promissory Note